Exhibit 99.1

FOR IMMEDIATE RELEASE

April 5, 2021

Sorrento eNTERS INTO MERGER agreement tO acquire late-stage oncology company acea therapeutics

ACEA’s major assets include:

•	Abivertinib (in oral capsule form), a next generation, dual EGFR mutant and BTK inhibitor (BTKi) with a completed NSCLC registrational/Phase 3 trial, Phase 1 B-cell lymphoma study, and ongoing Phase 2 trials in COVID-19 patients with ARDS, and Phase 2 studies for prostate cancer, systemic lupus erythematosus and the ultra-orphan indication of hairy cell leukemia.

•	AC0058, a brain-penetrating, next generation BTK inhibitor in a Phase 1b Lupus trial and IND-enabling studies for multiple sclerosis.

•	AC0939, a next generation FLT-3 inhibitor, is near completion of IND-enabling studies for potential CNS indications.

•	A 1,000,000+ compound library of small molecules and proprietary discovery platform for screening and optimizing potent drug candidates for potential indications in oncology, autoimmune diseases, CNS diseases and infectious diseases.

•	A biopharma campus of over 23 acres of land with cGMP facilities for producing APIs and capsules for existing and future drug products.

•	An experienced team of research, development and manufacturing staff for global drug development.

SAN DIEGO, April 5, 2021 (GLOBE NEWSWIRE) -- Sorrento Therapeutics, Inc. (Nasdaq: SRNE, “Sorrento”) today announced the signing of a merger agreement pursuant to which Sorrento will acquire ACEA Therapeutics, Inc. (“ACEA”). The acquisition will include late clinical stage drug Abivertinib, clinical stage candidate AC0058, preclinical stage candidate AC0939, and ACEA’s extensive proprietary library of small molecules (over 1,000,000 compounds), which potentially have applications for numerous human disease indications, including non-small cell lung cancer (NSCLC), B cell lymphomas, systemic lupus, rheumatoid arthritis, multiple sclerosis and viral infections. These compounds are being actively studied in clinical trials and/or preclinical models to advance the most promising candidates rapidly to clinical stage development. Abivertinib, a novel small molecule tyrosine kinase inhibitor (TKI) that selectively targets both a mutant form of the epidermal growth factor receptor (EGFR) and Bruton’s tyrosine kinase (BTK), was originally identified from ACEA’s compound library. Abivertinib has the potential to improve outcomes in resistant prostate cancer, systemic lupus erythematosus, and various B cell lymphomas in addition to NSCLC, an indication for which a registrational/Phase 3 trial has been completed. It is currently being studied as a Phase 2 treatment for COVID-19-induced respiratory compromise in the US and Brazil. A second clinical candidate, AC0058, is a next generation BTK inhibitor, currently in a Phase 1b trial for Lupus patients in the US, which can potentially be expanded to other autoimmune diseases such as multiple sclerosis.

The acquisition will also include ACEA’s state of the art cGMP facility located in Quzhou, China, on a 23-acre campus with five buildings. This facility has successfully manufactured multiple batches of the active pharmaceutical ingredient (API) and final product in capsules for Abivertinib and AC0058 for clinical studies. The ACEA facility currently has capacity to manufacture up to 5,000 kg/year of APIs and 50,000,000 capsules of final drug product.

The ACEA next generation BTKi and other TKI small molecule drug candidates are highly synergistic with Sorrento’s broad biological product pipelines in therapeutic antibodies, antibody drug conjugates (ADCs), autologous chimeric antigen receptor-T (CAR-T) and allogeneic dimeric antigen receptor-T (DAR-T) cell therapies, oncolytic viruses and IL-2 immune modulators. The synergy will potentially enable Sorrento to develop many life-saving, combinational drugs for difficult-to-treat human illness in oncology, autoimmune and infectious diseases.

Dr. Henry Ji, Chairman and CEO of Sorrento Therapeutics, stated “The ACEA acquisition will bring us a step closer to developing into a major biopharmaceutical company and we look forward to welcoming the ACEA team into the Sorrento family.”

As previously announced on October 16, 2020, Sorrento and ACEA entered into a letter of intent setting forth the terms and conditions by which Sorrento would acquire ACEA. In consideration for the acquisition, at the closing of the merger, ACEA’s equity holders will receive up to an aggregate of $38 million in shares of Sorrento common stock, subject to certain adjustments, based on a price per share calculated in accordance with the merger agreement. In addition to the foregoing consideration, and subject to the achievement of certain clinical and sales milestones (as described below), Sorrento will also pay the ACEA equity holders (i) up to $450,000,000 in additional payments, subject to the receipt of certain regulatory approvals and achievement of certain net sales targets with respect to the assets acquired in the merger and (ii) with respect to specified royalty-bearing products, five to ten percent of the annual net sales thereof, in each case in accordance with the terms of an earn-out agreement. The amount referenced in clause (i) of the preceding sentence includes the amounts that would have otherwise been due to ACEA under that certain License Agreement, dated July 13, 2020, which agreement will terminate in its entirety at the effective time of the merger.

The merger is expected to close in the second quarter of 2021, subject to customary closing conditions and regulatory approval. If the proposed merger is consummated, the issuance of the shares of Sorrento common stock would be made in accordance with an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D and Regulation S thereunder. Such shares of Sorrento common stock would not be registered under the Securities Act and could not be offered or sold without registration unless an exemption from such registration is available. This press release does not constitute an offer to sell or the solicitation of an offer to buy, any shares of Sorrento common stock.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to treat cancers and COVID-19. Sorrento's multimodal, multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”, “DAR-T™”), antibody-drug conjugates (“ADCs”), and clinical stage oncolytic virus (“Seprehvir™”). Sorrento is also developing potential antiviral therapies and vaccines against coronaviruses, including COVIGUARD™, COVI-AMG™, COVISHIELD™, Gene-MAb™, COVI-MSC™ and COVIDROPS™; and diagnostic test solutions, including COVITRACK™, COVISTIX™ and COVITRACE™.

Sorrento's commitment to life-enhancing therapies for patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, resiniferatoxin (“RTX”), and SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (SEMDEXA™), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, and to commercialize ZTlido® (lidocaine topical system) 1.8% for the treatment of post-herpetic neuralgia. RTX has completed a Phase IB trial for intractable pain associated with cancer and a Phase 1B trial in osteoarthritis patients. SEMDEXA is in a pivotal Phase 3 trial for the treatment of lumbosacral radicular pain, or sciatica. ZTlido® was approved by the FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com.

About ACEA Therapeutics Inc.

ACEA Therapeutics is committed to developing and delivering innovative treatments to improve the lives of patients with life-threatening diseases. ACEA has expanded drug discovery efforts to encompass development in both targeted and immunotherapy areas. Alongside a robust R&D organization, ACEA has established drug manufacturing and commercial capabilities in China to support its long-term growth. This infrastructure provides ACEA greater control over drug supply chain to make sure products are delivered to patients on-time and at the highest quality. ACEA is well positioned to deliver on its promise to bring innovative treatments to patients living with life-threatening diseases while creating value for shareholders, employees, and society.

For more information visit www.aceatherapeutics.com.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc., under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the timing and anticipated completion of the proposed merger; the potential effects that the acquisition of ACEA may have on Sorrento’s business and product candidate pipeline; the expected timing of the closing of the transaction. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger; unexpected costs, charges or expenses resulting from the proposed merger; risks relating to the consummation of the contemplated merger, including the risk that the closing conditions will not be satisfied; risks related to Sorrento's technologies and prospects, including, but not limited to: risks related to seeking regulatory approvals; clinical development risks, including risks in the progress, timing, cost, and results of clinical trials and product development programs; risk of difficulties or delays in obtaining regulatory approvals; risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval; risks that prior test, study and trial results may not be replicated in future studies and trials; risks of manufacturing and supplying drug product; risks related to leveraging the expertise of its employees, subsidiaries, affiliates and partners to assist Sorrento in the execution of its therapeutic antibody product candidate strategies; risks related to the global impact of COVID-19; and other risks that are described in Sorrento's most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento's Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Media and Investor Relations Contact

Alexis Nahama, DVM (SVP Corporate Development)

Email: mediarelations@sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

G-MAB™, DAR-T™, SOFUSA™, COVIGUARD™, COVI-AMG™, COVISHIELD™, Gene-MAb™, COVIDROPS™, COVI-MSC™, COVITRACK™, COVITRACE™ and COVISTIX™ are trademarks of Sorrento Therapeutics, Inc.

SEMDEXA™ is a trademark of Semnur Pharmaceuticals, Inc.

ZTlido® is a registered trademark owned by Scilex Pharmaceuticals Inc.

All other trademarks are the property of their respective owners.

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